UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2016

Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania		19355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 8.01 Other Events.

On December 16, 2016, Recro Pharma, Inc. (the “Company”) announced that it closed its underwritten public offering (the “Offering”) of 6,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). At the closing, the Company sold 6,670,000 shares of Common Stock at the public offering price of $6.00 per share, which included 170,000 shares of Common Stock issued pursuant to the partial exercise of the underwriters’ option to purchase additional shares. All of the shares in the Offering were sold by the Company, resulting in approximately $36.9 million of net proceeds to the Company, after deducting the underwriters’ discounts and commission and other estimated offering expenses payable by the Company. The underwriters have until January 12, 2017 to exercise their option to purchase an additional 805,000 shares of the Company’s common stock at the public offering price less the applicable underwriting discount. The Company intends to use the net proceeds from this offering to fund the filing of the new drug application and regulatory approval process and preparatory commercial activities for IV meloxicam, the Company’s planned IV meloxicam Phase IIIB program, and for general corporate purposes.

Piper Jaffray & Co. acted as sole book-running manager and representative of the underwriters for the Offering. Janney Montgomery Scott and ROTH Capital Partners acted as co-managers for the Offering.

The Offering was made pursuant to the Company’s effective registration statement on Form S-1 (Registration No. 333-214856) filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2016, as amended, and declared effective by the SEC on December 13, 2016, and a final prospectus filed with the SEC on December 13, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2016

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
Name: Gerri A. Henwood
Title: Chief Executive Officer